Office Agreement

Regus

This agreement provides the key information you need to move ahead with your office. You can accept the agreement by clicking the blue button at the bottom of the page, or **alternatively if you have any questions or need any assistance then please call our helpline on +1-855-400-3575**

Agreement Date : June 15, 2020 **Confirmation No : 10952648**

Business Center Details

AZ, Mesa - Dobson

Address
2266 South Dobson Road
Suite 200,
Mesa
Arizona
85202
United States of America

Client Details

Company Name	Toga Limited
Contact Name	Alex Henderson
Address*	2575 McCabe Way Ste 100
Town/City*	Irvine
County/State/Province/Municipality*	California
Post Code*	92614
Country*	United States of Am

Office Payment Details (exc. tax and exc. services)

Office Number	Price per Person per Day	Discount on Initial Term	Discounted Price per Person per Day	x People	Discounted Price per Office per Day
245	$ 22.23	15 %	$ 18.90	1	$ 18.90

Total Average Monthly Price per Person per Month	**$ 566.95**
Total Monthly Price	**$ 566.95**

Service Provision :	**Start Date**	July 1, 2020

- Invoices/Fees are charged on a monthly basis which is calculated based on a 30-day month
- All agreements end on the last calendar day of the month.
- A refundable service retainer equivalent to 2 x the monthly office fee will be payable in two instalments, the first payment will be invoiced immediately and the second payment will be invoiced on the 3rd invoice, unless the agreement has been terminated prior.

Comments:

* Covid Offer: Waive Activation Fee - Total Savings of $ 49.00
Customer is not required to pay the standard Activation fee for their office(s).

* Month-to-Month Agreement

Terms and Conditions

We are Regus Management Group, LLC. This Agreement incorporates our terms of business set out on attached Terms and Conditions, attached House Rules and Service Price Guide (where available) which you confirm you have read and understood. We both agree to comply with those terms and our obligations as set out in them. This agreement is binding from the agreement date and may not be terminated once it is made, except in accordance with its terms. Note that the Agreement does not come to an end automatically. See "Automatic Renewal" section of your terms and conditions for the notice terms if you wish to end your agreement.

AGREEMENT TO ARBITRATE; CLASS ACTION WAIVER: Any dispute or claim relating in any way to this agreement shall be resolved by binding arbitration administered by the American Arbitration Association in accord with its Commercial Arbitration Rules (available at www.adr.org), except that you or the Provider may assert claims in small claims court and the Client and the Provider may pursue court actions to remove you, or prevent your removal, from the Center if you do not leave when this agreement terminates. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement. The arbitrator shall not conduct arbitration as a class or representative action. The Client and the Provider acknowledge that this agreement is a transaction in interstate commerce governed by the Federal Arbitration Act. The Client and the Provider agree to waive any right to pursue any dispute relating to this agreement in any class, private attorney general, or other representative action.

☑ **I accept the terms and conditions**

PDF Download the terms and conditions

PDF Download the house rules

Confirm by typing your name in the box below

Name : Alex Henderson on behalf of Toga Limited

Signed on June 16, 2020

I confirm these details are correct to the best of my knowledge

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If you need assistance call our Helpline on +1-855-400-3575

Regus